Execution Version

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made effective as of May 20, 2013, by and between ARVATO DIGITAL SERVICES LLC, a Delaware limited liability company (the “Seller”), and VTC, L.L.C., a Maryland limited liability company, d/b/a Total Site Solutions (the “Buyer”). The Seller and the Buyer may hereinafter sometimes be referred to individually as a “Party” and collectively as the “Parties”.

Explanatory Statements

The Seller is engaged in the business of providing Data Center Services, Configuration Services, and Fulfillment Services (as each such term is defined herein and such terms collectively, the “Business”) at the Premises (as defined herein). The Seller desires to sell, transfer, assign, and convey to the Buyer, and the Buyer desires to purchase, receive, and assume from the Seller, certain assets, rights, and obligations related exclusively to the operation of the Business, it being understood that the Seller operates other lines of business, owns other assets, and is subject to certain liabilities, none of which are the subject of this Agreement.

Agreement

NOW, THEREFORE, in consideration of the explanatory statements and the respective undertakings set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller and the Buyer, intending to be legally bound, agree as follows:

1.            Definitions. All capitalized terms used in this Agreement shall have the meanings set forth herein and in Exhibit A attached hereto and made a part hereof.

2.            Purchase and Sale of Assets.

(a)          Purchased Assets. At the Closing and upon the terms and conditions set forth in this Agreement, the Seller hereby sells, transfers, assigns, conveys, and delivers to the Buyer, and the Buyer hereby purchases, accepts, and receives from the Seller, the Seller’s entire right, title, and interest in and to all of the assets of the Seller used exclusively in the Business, including:

(i)          the Inventory set forth on Schedule 2(a)(i)(A) (the “Purchased Inventory”) and Seller’s interest in or rights to, if any, the Customer Owned Inventory set forth on Schedule 2(a)(i)(B) (the “Transferred Customer Owned Inventory”);

(ii)         the equipment, machinery, supplies, tools, parts, office furnishings, furniture, fixtures, trailers and vehicles of the Business located at the Premises, including the items listed on Schedule 2(a)(ii) (the “Purchased Tangible Property”);

(iii)        the lease set forth on Schedule 2(a)(iii), and all rights thereunder (the “Transferred Lease”);

(iv)         the contracts, agreements and any License Agreements (other than the Transferred Lease) set forth on Schedule 2(a)(iv), and all statements of work and customer purchase orders related thereto, all open customer purchase orders relating to the Business, and all rights thereunder, including the right to receive payment for services performed, work-in-process, and unbilled receivables related thereto (the “Transferred Contracts”);

(v)          all contracts and covenants of Employees, former employees, independent contractors, sales representatives, and consultants of the Seller with respect to competition, confidentiality, secrecy, Intellectual Property or similar matters, and all rights thereunder;

(vi)         the rights to all Intellectual Property used in or necessary for the operation of the Business, including the Navio software and the other Intellectual Property listed on Schedule 2(a)(vi) (the “Transferred Intellectual Property”), but specifically excluding internet domain names and email addresses of the Business and the License Agreements that are not Transferred Contracts (the “Excluded Licenses”);

(vii)        all deposits, advance payments, and other prepaid amounts held by Seller on the Closing Date with respect to any Transferred Contracts, if any (collectively, “Customer Prepaid Amounts”);

(viii)      all telephone and facsimile numbers used by or related to the Business;

(ix)         all business records of the Seller of any kind or nature relating to the Business, including, without limitation, customer lists and all historic records related to Seller’s WMS or other inventory management systems;

(x)          all claims, causes of action, choses in action, rights of recovery, warranties and indemnities, rights of set off and rights of recoupment against third persons related to the Business;

(xi)         all insurance benefits, including proceeds payable at any time under Seller’s insurance policies, arising from, or relating to, any of the Purchased Assets or Assumed Liabilities; and

(xii)        the goodwill of the Seller relating to the Business.

The assets described above in this Section 2(a) are hereinafter collectively referred to as the “Purchased Assets.” Notwithstanding the foregoing, the Buyer is not acquiring any Excluded Assets.

(b)          No Liens. The Purchased Assets shall be transferred to Buyer free and clear of all Encumbrances of any kind or nature other than Permitted Encumbrances.

(c)          Assets Retained by the Seller. The Seller shall retain, and the Buyer is not purchasing, any other asset of the Seller not specifically identified in Section 2(a), including (i) cash or cash equivalents of Seller, (ii) all of the Pre-Closing Accounts Receivable, (iii) internet domain names and email addresses of the Business and the Excluded Licenses, or (iv) any rights of the Seller under this Agreement (collectively, the “Excluded Assets”).

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(d)          Assumed Liabilities. The Buyer hereby agrees to assume (i) all obligations of the Seller under the Transferred Contracts with respect to work to be performed or matters arising on or after the Closing Date, (ii) all obligations of the Seller under the Transferred Lease, whether as tenant or otherwise, with respect to matters arising on or after the Closing Date, and any Liability arising out of or relating to such obligations; (iii) certain deposits, advance payments, and other prepaid amounts paid by Seller on or prior to the Closing Date to those vendors, suppliers, and contractors with respect to Transferred Contracts and to the landlord with respect to the Transferred Lease, as specifically set forth on Schedule 2(d) (the “Assumed Prepaid Amounts”), (iv) Liabilities related to the Transferred Customer Owned Inventory occurring or arising after the Closing Date; and (v) customer warranty claims under the Transferred Contracts (“Warranty Claims”) but, in the case of clause (v), (x) only on terms and at rates set forth in the applicable Transferred Contract or, if none, (1) as agreed upon by the Seller and such customer in writing on or before the Closing Date, or (2) if no such price is agreed pursuant to clause (1), as agreed upon by the Buyer and the Seller before the Buyer commences work on any such Warranty Claim, or (3) if no such price is agreed pursuant to clause (2), the standard rates typically charged by the Buyer for similar work performed for its customers, and (y) the cost of such Warranty Claims shall be deducted from the Holdback Amount, and if in excess of the Holdback Amount such excess shall be paid by the Seller to the Buyer immediately in cash upon written notice thereof (clauses (i) through (v), the “Assumed Liabilities”), it being understood that the Buyer is not assuming any Liability of the Seller related to the Transferred Lease or the Transferred Contracts occurring or arising prior to the Closing Date other than Warranty Claims.

(e)          Excluded Liabilities. Except for the Assumed Liabilities, the Buyer is not assuming any Liability of the Seller. Without limiting the generality of the foregoing, the Buyer is not assuming, and the Seller shall be solely responsible for: (i) Liabilities to any employee, independent contractor, consultant, agent or representative of the Seller relating to services performed prior to the Closing Date, including, without limitation, Liabilities under any employment, consulting, severance pay, retirement, fringe benefit plan or other arrangement or agreement of any kind; (ii) Liabilities related to the Transferred Lease occurring or arising prior to the Closing Date; (iii) Liabilities related to the Excluded Assets; (iv) Liabilities related to Transferred Contracts completed prior to or work performed prior to the Closing Date; (v) Liabilities for taxes or indebtedness of the Seller (but not including any taxes related to the Buyer’s post-Closing ownership, control, use, or operation of the Purchased Assets, including but not limited to any post-Closing reassessment of or other increases in taxes affecting the Purchased Assets as a result of the consummation of the transactions contemplated by this Agreement); (vi) accounts payable, (vii) Liabilities of the Seller to Trifusion, LP or its partners pursuant to that certain Asset Purchase Agreement dated February 21, 2011 (the “Trifusion Agreement”), (viii) Liabilities related to the Transferred Customer Owned Inventory occurring or arising prior to the Closing Date (“Pre-Closing Customer Inventory Liabilities”), subject to the terms set forth in Section 11(a); or (ix) any other Liabilities related to the operation of the Business prior to Closing (clauses (i) through (ix), the “Excluded Liabilities”).

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3.            Purchase Price.

(a)          The aggregate purchase price for the Purchased Assets (the “Purchase Price”) shall be an amount equal to $1,475,000, plus the Purchase Price Adjustment, if any, which Purchase Price shall be paid as follows:

(i)          The Buyer shall pay to the Seller a cash payment on the Closing Date in the amount of $725,000 (the “Closing Payment”);

(ii)         The Buyer shall pay to the Seller, (x) on or before July 1, 2013, an amount equal to the Purchase Price (or, so much of the Purchase Price as is not the subject of the Unresolved Adjustments), less an amount equal to the sum of (A) the Closing Payment, plus (B) the Holdback Amount, and (y) within five (5) Business Days of the date of receipt of the Final Closing Statement pursuant to Section 5(c), any remaining balance of the Purchase Price (other than the Holdback Amount); and,

(iii)        The Buyer shall deliver to the Escrow Agent in immediately available funds on the Closing Date the Holdback Amount. Subject to any reduction in the Holdback Amount contemplated by Section 2(d) (Assumed Liabilities) or Section 11 (Indemnification), the Holdback Amount shall be held, safeguarded and released to the Seller by the Escrow Agent on the date that is 12 months following the Closing Date in accordance with the terms of the Escrow Agreement.

(b)          All payments of the Purchase Price under Section 3 shall be payable by wire transfer of immediately available funds paid to a bank account identified by the Seller or the Escrow Agent, as the case may be, at least three (3) Business Days prior to the date that such payment is due.

4.            Allocation of Purchase Price. The Buyer and the Seller shall allocate the Purchase Price among the Purchased Assets in accordance with Schedule 4 attached hereto (the “Allocation”), which Allocation has been prepared in accordance with Section 1060 of the Internal Revenue Code (the “Code”) of 1986, as amended. Buyer and Seller will cooperate in filing with the Internal Revenue Service any forms or filings required by Section 1060 of the Code on a basis consistent with the Allocation, and, except as mutually agreed to by Buyer and Seller, Buyer and Seller shall not take any position inconsistent with the Allocation for income tax purposes. The Allocation shall be appropriately adjusted by the Parties to reflect any adjustment made to the Purchase Price pursuant to Section 5.

5.            Purchase Price Adjustment.

(a)          The Buyer shall, as soon as practicable, and in any event no later than twenty-five (25) days after the Closing Date, (i) prepare the initial draft of a statement (the “Closing Statement”) setting forth, as of 12:01 a.m. (Eastern Time) on the Closing Date, the amount of Purchase Price Adjustment, which Closing Statement shall be prepared in accordance with IFRS and the principles, rules, and procedures set forth in Exhibit B (it being understood that if a principle, rule or procedure in Exhibit B is not in accordance with IFRS, such principle, rule or procedure shall nevertheless be followed); and (ii) deliver the same to the Seller.  In connection with the preparation of the Closing Statement, on the Closing Date (or as soon as reasonably practicable thereafter), to the extent the Purchased Inventory is not located at a customer’s location pursuant to a Transferred Contract, the Buyer shall take a physical inventory of the Purchased Inventory as of the Closing Date, and the Seller shall be entitled to observe such physical inventory.

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(b)          The Seller shall review the Closing Statement during the ten (10) day period commencing on the date that the Seller receives the Closing Statement.  At or prior to the end of such ten (10) day period, the Seller shall either (i) deliver a written notice to the Buyer confirming that no adjustments are proposed by the Seller to the Closing Statement (a “Notice of Acceptance”); or deliver a written notice to the Buyer to the effect that the Seller disagrees with all or a portion of the Closing Statement (a “Notice of Disagreement”), specifying in reasonable detail the nature of such disagreement and the adjustments that the Seller seeks to the Closing Statement (collectively, the “Proposed Adjustments”), and attaching documents that are necessary to support such Proposed Adjustments.

(c)          To the extent that there are any Proposed Adjustments, the Buyer will, no later than seven (7) days after its receipt of the Notice of Disagreement, notify the Seller which of the Proposed Adjustments it accepts (if any) and which of the Proposed Adjustments it rejects (if any).  The Buyer and the Seller shall seek in good faith to resolve any differences that remain in relation to the Proposed Adjustments and to reach agreement in writing on any Proposed Adjustments not accepted by the Buyer.  If any of the Proposed Adjustments are not so resolved (the “Unresolved Adjustments”) within ten (10) days after the Buyer’s receipt of the Notice of Disagreement, the Unresolved Adjustments shall be submitted at the request of either the Buyer or the Seller to BDO or another nationally recognized independent public accounting firm as shall be agreed upon by the Parties hereto in writing (the “Accounting Firm”) for arbitration.  The scope of the review by the Accounting Firm shall be limited to a determination of (i) whether the portions of the Closing Statement related to the Unresolved Adjustments were prepared in accordance with IFRS and Exhibit B; and (ii) based on its determinations of the matters described in the preceding clause (i), a final calculation of Purchase Price Adjustment as of 12:01 a.m. (Eastern Time) on the Closing Date.  The Buyer and the Seller shall use commercially reasonable efforts to cause the Accounting Firm to render its written decision resolving the matters submitted to it as promptly as practicable after such submission of the Unresolved Adjustments.  The Accounting Firm’s determination shall be conclusive and binding upon the Buyer and the Seller and shall be set forth in a written determination of the Accounting Firm.  Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced.  The Buyer shall bear and pay a percentage of the fees and disbursement of the Accounting Firm that is equal to the percentage of the total amount (in dollars) of the Unresolved Adjustments that are made to the Closing Statement, and the Seller shall bear and pay a percentage of the fees and disbursements of the Accounting Firm that is equal to the percentage of the total amount (in dollars) of the Unresolved Adjustments that are not made to the Closing Statement, in each case as determined by the Accounting Firm.  The allocation of the fees and disbursements of the Accounting Firm shall be determined by the Accounting Firm at the time the Accounting Firm finally resolves in writing any disputed matters.  The fees and disbursements (if any) of the Buyer’s representatives incurred in connection with the preparation and certification of the Closing Statement and their review of any Proposed Adjustments or Unresolved Adjustments shall be borne by the Buyer, and the fees and disbursements (if any) of the Seller’s representatives incurred in connection with their review of the Closing Statement, the working papers of the Buyer’s auditors and any Proposed Adjustments or Unresolved Adjustments shall be borne by the Seller.  The Accounting Firm is not to make or be asked to make any determination other than as expressly set forth in this Section 5(c).

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(d)          The Closing Statement shall become final and binding on all Parties, and shall have the effect of an arbitral award, upon the earliest of (i) the date that a Notice of Acceptance is delivered to the Buyer pursuant to clause (b) (in which case the Purchase Price Adjustment shall be as set forth in the Closing Statement); (ii) upon expiration of the thirty (30) day review period specified in clause (b) if no Notice of Disagreement has been delivered to the Buyer during such thirty (30) day period (in which case the Purchase Price Adjustment shall be as set forth in the Closing Statement); (iii) the date of an agreement in writing signed by each of the Parties that the Closing Statement, together with any modifications thereto agreed by the Parties, are final and binding (in which case the Purchase Price Adjustment shall be as so agreed upon by the Parties); and (iv) the date on which the Accounting Firm finally resolves in writing any Unresolved Adjustments (in which case the Purchase Price Adjustment shall be as determined by the Accounting Firm) (the “Final Closing Statement”).

(e)          Each of the Parties shall provide the other (and such other’s representatives) with reasonable access to any books, records, working papers and employees as the other may reasonably request in connection with the preparation and review of the Closing Statement and the Final Closing Statement pursuant to this Section 5.

6.            Closing. The purchase and sale of the Purchased Assets (the “Closing”) shall be deemed to have occurred as of 12:01 a.m. (Eastern Time) on the date of this Agreement (the “Closing Date”).

7.            The Seller’s Representations and Warranties. In order to induce the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller makes the representations and warranties set forth in this Section 7, except as may be set forth in the disclosure schedules delivered by the Seller to the Buyer on the date hereof (each, a “Schedule,” and collectively, the “Disclosure Schedules”).  The Disclosure Schedules set forth matters the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations and warranties of the Seller contained in this Section 7.  Nothing in the Disclosure Schedules shall be deemed to be adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedules identify the exception with particularity and describe the relevant facts in detail.  Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty relates solely to the existence of such document or other item itself).  The Disclosure Schedules shall be arranged in paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Section 7. The Seller hereby represents and warrants to the Buyer the following:

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(a)          Organization, Good Standing, and Authority. The Seller is a limited liability company validly existing, and in good standing under the laws of the State of Delaware. The Seller has the requisite power and authority to own, lease, and operate the Purchased Assets and to conduct the operations of the Business as presently conducted.

(b)          Authorization; Binding Effect. The Seller has the full power and authority to execute and deliver this Agreement and all documents and instruments specified in it and to perform its obligations under this Agreement and under such instruments and documents. The execution, delivery, and performance of this Agreement and all other documents and instruments specified herein have been duly authorized by all necessary action on the part of the Seller. This Agreement constitutes a legal, valid, and binding obligation of the Seller, fully enforceable against the Seller in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights and the exercise of judicial discretion in accordance with general principles of equity.

(c)          No Breach. Except as set forth in Schedule 7(c), neither the execution, delivery or performance of this Agreement by the Seller, nor the consummation of the transactions contemplated herein, will (with or without the passage of time or the giving of notice or both), (i) result in a breach or violation of, or default under or conflict with (A) Seller's organizational documents, (B) any law, rule, regulation, judgment, order, decree, mortgage, agreement, indenture, instrument or arrangement applicable to the Seller, (ii) result in any Encumbrance upon any of the Purchased Assets, other than a Permitted Encumbrance, or (iii) conflict with, or give rise to a right of termination, modification or cancellation of any agreement to which the Seller is a party that relates to the Business (including the Transferred Lease and the Transferred Contracts).

(d)          Consents. Except as set forth in Schedule 7(d), no filing with, or consent, waiver, approval or authorization of, or notice to, any Governmental Authority or any other Person is or will be required to be made or obtained by Seller in connection with the execution and delivery of this Agreement or any other document or instrument contemplated hereby, the consummation of any of the transactions contemplated hereby or the performance of any of its obligations hereunder, including the transfer and assignment of any of the Purchased Assets.

(e)          Purchased Assets. The Seller has good and marketable title to all of the Purchased Assets, free and clear of any and all Encumbrances other than Permitted Encumbrances. The Purchased Assets constitute all of the material tangible and intangible, real, and personal properties, rights, assets, and interests used in the Business and are sufficient to enable the Buyer to continue to conduct the Business after the Closing in the same manner in which the Business has been conducted by the Seller since January 1, 2012. All of the Purchased Tangible Property has been repaired or maintained regularly and is in good operating condition and repair (subject to normal wear and tear), free from defects (other than minor defects that do not and will not interfere with the use thereof in normal operations) and suitable for their current and intended uses in the ordinary course of the Business. All of the Purchased Assets are in the Seller’s possession and control, except for such Purchased Assets that may be located at a customer’s location pursuant to a Transferred Contract.

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(f)          Claims; Litigation. Except as set forth on Schedule 7(f), no claims, litigation, legal action, lawsuit, arbitration, governmental investigation or other legal or administrative proceeding or any order, decree or judgment is pending or, to the Seller’s knowledge, threatened against the Seller (with respect to the Seller’s operation of the Business), the Business, the Purchased Assets or the transactions contemplated by this Agreement.

(g)          Financial Statements. Attached as Schedule 7(g) are true, accurate, and complete copies of (collectively, the “Financial Statements”): (i) the unaudited statement of income of the Business as of December 31, 2011, and 2012 and for the fiscal year then ended; and (ii) the unaudited statement of income of the Business as of March 31, 2013 for the three-month period then ended. All of the Financial Statements have been prepared in accordance with IFRS, applied on a consistent basis, and have been prepared in a manner consistent with each other and the books and records of Seller (all of which are true, accurate and complete and have been prepared in accordance with IFRS), and fairly present in all respects the results of operations of the Business as of the dates and for the periods indicated therein.

(h)          Books and Records. The books and records of the Seller related to the Business (i) have been made available to the Buyer; (ii) are true and complete in all respects; (iii) represent actual, bona fide transactions; and (iv) have been maintained in accordance with sound business practices.

(i)          Inventory.

(i)          Schedule 2(a)(i)(A) and Schedule 2(a)(i)(B) set forth a true and complete listing of the Purchased Inventory of the Seller and all Transferred Customer Owned Inventory held by the Seller, respectively, as of May 18, 2013. Each item of Purchased Inventory is (A) free of any material defect or other deficiency; (B) of a quality, quantity, and condition useable and saleable in the ordinary course of the Business (subject to obsolescence reserves); and (C) properly stated on the Financial Statements and books and records of the Seller at the lesser of cost or fair market value on a moving average price (MAP) basis, with adequate obsolescence reserves reflected in the Financial Statements in accordance with IFRS. None of the Purchased Inventory is obsolete (except for the obsolescence reserve) and no write-down of such Purchased Inventory has been made or should have been made in the period since January 1, 2012. The quantities of each item of Purchased Inventory are not excessive and are reasonable in the present circumstances of the Business. All Purchased Inventory is located at the Premises, except for such Purchased Inventory that may be located at a customer’s location pursuant to a Transferred Contract. No Purchased Inventory is held on a consignment basis.

(ii)         All Transferred Customer Owned Inventory (A) is held only pursuant to a Transferred Contract and not held for resale or otherwise on a consignment basis, (B) is the property of the customer under the corresponding Transferred Contract and the Seller has no claim to any right, title or interest in such Inventory, other than pursuant to the terms and conditions of the corresponding Transferred Contract, (C) is properly recorded and accounted for in the books and records of the Seller, (D) is located at the Premises and has not been removed therefrom other than pursuant to deliveries made or work completed under a Transferred Contract, and (E) has not been lost, stolen, destroyed or damaged in any way.

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(iii)        The Seller does not hold any Inventory of any other Person other than (A) the Purchased Inventory, and (B) the Transferred Customer Owned Inventory.

(j)          Adverse Changes. Since January 1, 2012, (i) there has not been any material adverse change in the Purchased Assets or the Business, (ii) the Seller has not waived any rights which are material to the Purchased Assets, (iii) there has not been any damage, destruction or loss (whether or not covered by insurance) which materially and adversely affects the Purchased Assets or the Business, and (iv) there has not been any material transaction by the Seller relating to the Purchased Assets or the Business outside the ordinary course of business.

(k)          No Undisclosed Liabilities. The Business does not have any Liability of any nature whatsoever except (a) Liabilities to the extent expressly identified, reflected, and reserved against on the face of the Financial Statements (rather than in any notes thereto); or (b) Liabilities incurred in the ordinary course of business and consistent with past practices and amounts since January 1, 2012 (none of which results from a breach of contract or violation of Applicable Law, and none of which is reasonably expected to cause a material adverse effect with respect to the Business).

(l)          Contracts. To the Seller’s knowledge, the Seller has delivered to the Buyer true and complete copies of each of the Transferred Contracts entered into by the Seller since July 1, 2011. Each of the Transferred Contracts is valid, binding, and enforceable in accordance with its terms and is in full force and effect. The Seller has not waived any of its rights under, or modified the terms of, any Transferred Contract orally or by a pattern of practice or otherwise. There are no existing defaults on the part of the Seller, or, to the Seller’s knowledge, any other party to a Transferred Contract, and no events or circumstances have occurred which, with or without notice or lapse of time or both, would constitute defaults under any of the Transferred Contracts on the part of the Seller or, to the Seller’s knowledge, any other party thereto. The Seller has not received notice of termination of, and to the Seller’s knowledge, is not aware of any intention or threat to terminate, any Transferred Contract by any party thereto. The Seller is not a party to any contract, permit, or agreement which is material to the operation of the Business and which involves any current manager, director, officer, or member of Seller or any Affiliates of any of the foregoing parties, or any current employee of Seller, or any entity in which any such manager, director, officer, member, or employee owns any beneficial interest. The Transferred Contracts constitute all of the material contracts and agreements necessary to enable the Buyer to continue to conduct the Business after the Closing in the same manner in which the Business has been conducted by the Seller since January 1, 2012.

(m)          Compliance with Laws. The Seller has all governmental permits, licenses, or other rights necessary for the operation of the Business all of which are listed on Schedule 7(m) and all of which shall transfer to Buyer upon consummation of the transactions set forth in this Agreement. The Seller is not in violation of any law, rule, regulation, order, decree, or other ruling issued by a governmental body or court, except where the violation would not have a material adverse effect on the results of operation, assets, or financial condition of the Business. The Seller has at all times complied with all legal requirements relating to export control and trade sanctions or embargoes, including such legal requirements as may be applicable in each jurisdiction in which the Seller sells goods or services.

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(n)          Employees. Schedule 7(n) sets forth (a) a list of all Employees (including title and position), and all contractors and consultants of the Business; (b) the base compensation and benefits of each such Employee, contractor, and consultant; and (c) a list of all employee benefit plans and arrangements to which the Seller is a party. The employment of all Employees and all contractors and consultants to the Business may be terminated at any time with or without cause and without any severance, termination benefit, or other liability of the Seller. The Seller is not a party to, and the Business is not subject to, any labor union or collective bargaining agreement. To the knowledge of the Seller, no Employee has an intention to terminate his or her employment with the Seller, and the Seller has not provided any such Employee with a notice of termination. There have not been, and there are not pending or, to Seller’s knowledge, threatened, any work stoppages, work slow-downs, pickets, strikes, or other labor disputes or claims and no event has occurred or circumstance exists that may provide the basis for any such work stoppages, work slow-downs, pickets, strikes or other labor disputes or claims. The Seller has complied with, and is not in violation of, any Applicable Laws relating to anti-discrimination and equal employment opportunities in connection with the Business. There are, and have been, no violations of any other Applicable Laws regarding the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any Employee, or former employee of the Seller, in connection with the Business. The Seller has properly accrued in the ordinary course of the Business all wages and compensation due to Employees, including, but not limited to, all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses. The Seller has complied with and is in compliance with the requirements of the Immigration Reform and Control Act of 1986, as amended. All Employees are legally able to work in the United States and will be able to continue to work in the Business in the United States following the consummation of the transactions contemplated by this Agreement. The Seller has properly classified all of the Employees, independent contractors, consultants, freelancers, and other service providers used by the Business.

(o)          Intellectual Property. Seller (i) owns all right, title, and interest in and to the Transferred Intellectual Property, free and clear of any and all Encumbrances or (ii) has the right to use such Transferred Intellectual Property pursuant to the terms of a valid and enforceable License Agreement, a true and complete copy of which has been provided to the Buyer. A true and complete list of the Transferred Intellectual Property is set forth on Schedule 2(a)(vi) and a true and complete list of the License Agreements (other than the Excluded Licenses) is set forth in Schedule 2(a)(iv). There are no existing defaults on the part of the Seller, and to the Seller’s knowledge, no events or circumstances have occurred which, with or without notice or lapse of time or both, would constitute defaults under any such License Agreements on the part of the Seller. Except for the Excluded Licenses, the License Agreements and the number of individual user licenses permitted by the License Agreements are all of the third-party license agreements and individual user licenses necessary and sufficient for the operation of the Business and the Seller has not granted or permitted use of the Intellectual Property covered by the License Agreements to anyone not authorized for such use, or in excess of the individual user licenses granted thereby. The Seller has not licensed any of the Transferred Intellectual Property it purports to own to any third party, and has not licensed any Transferred Intellectual Property owned by a third party to any other Person. There are no claims or suits pending, or to the Seller’s knowledge, threatened against the Seller challenging the Seller’s ownership of or right to use any of the Transferred Intellectual Property or alleging that any of the Transferred Intellectual Property or the Seller’s use thereof infringes upon any of the rights of any third party and, to the Seller’s knowledge, the Transferred Intellectual Property does not infringe upon any of the rights of any third party. The Transferred Intellectual Property constitutes all of the material Intellectual Property necessary to enable the Buyer to continue the Business after the Closing in the same manner in which the Business has been conducted by the Seller since January 1, 2012.

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(p)          Real Property. The Seller does not own any real property used in connection with the Business. Set forth in Schedule 2(a)(iii) is a true and complete description of the Transferred Lease (including the date and name of the parties to the Transferred Lease). The Seller has delivered to the Buyer a true and complete copy of the Transferred Lease. The Seller has a good and valid leasehold interest in and to the Premises. To the knowledge of the Seller, no additional real property or improvements to the Premises are required to conduct the Business as currently conducted. To the knowledge of the Seller, none of the parties to the Transferred Lease are in default under any of the terms thereof; all obligations and conditions under the Transferred Lease to be performed to date have been satisfied; and no event has occurred which, with the giving of notice or the passage of time, or both, would constitute a default under the Transferred Lease. With respect to the Premises, (i) there are no pending or, to the knowledge of the Seller, threatened condemnation or other similar proceedings other legal matters affecting adversely the current use, occupancy or value thereof; (ii) all facilities have received all material approvals of Governmental Authorities (including Permits) required in connection with the ownership, occupation or operation thereof and have been operated and maintained in accordance with Applicable Law; (iii) to the Seller’s knowledge, there are no oral or written leases, subleases, licenses, concessions or other agreements, granting to any party or parties (other than the Seller) the right of use or occupancy of any portion of the parcel; (iv) to the Seller’s knowledge, there are no outstanding options or rights of first refusal to purchase the parcel, or any portion thereof or interest therein; (v) all facilities located on the parcel are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are reasonably adequate for the operation of the Business; (vi) each parcel abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement or servitude benefiting the parcel; and (vii) the Seller has maintained the Premises in accordance with the terms of the Transferred Lease through the Closing Date so that, to the Seller’s knowledge, the Seller would be entitled to a full refund of the security deposit held by the landlord if the Transferred Lease expired as of the Closing Date.

(q)          Environmental Matters. The Seller has not used, generated, manufactured, treated, stored, released or disposed (or arranged for the use, generation, manufacture, treatment, storage, release or disposal) of any Hazardous Materials at, on, under or about the Premises in violation of any applicable Environmental, Health and Safety Laws.  To the Seller’s knowledge, the Premises are not contaminated by any Hazardous Materials. The Seller is and has at all times been in full compliance with all applicable Environmental, Health and Safety Laws related to the Business.  The Seller has obtained and holds all Permits that are required under applicable Environmental, Health and Safety Laws in connection with the Business and the Seller is and has at all times been in compliance with the terms and conditions of such Permits and under which such Permits were issued or granted.  The Seller is not subject to any Liability under any Environmental, Health and Safety Laws in connection with the Business. The Seller has not received any notice, report or other information regarding any actual or alleged violation of Environmental, Health and Safety Laws, or any Liability (including any investigatory, remedial or corrective obligations) arising under any Environmental, Health and Safety Law in connection with the Business. There are no underground storage tanks, landfills, or materials or equipment containing asbestos or polychlorinated biphenyls at, on, under or about any of the Premises. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will result in any Liability for site investigation or cleanup, or notification to or consent of, any Governmental Authority or other Person pursuant to any Environmental, Health and Safety Laws.  The Seller has timely filed all reports and notifications required to be filed and has generated and maintained all records required to be generated and maintained, under Environmental, Health and Safety Laws, and the Seller has provided to the Buyer all records and documents relating to the Seller’s compliance or non-compliance with Environmental, Health and Safety Laws related to the Business.  To the Seller’s knowledge, no facts, events or conditions relating to the Premises will prevent, hinder or limit continued compliance with Environmental, Health and Safety Laws, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health and Safety Laws, or give rise to any other Liabilities pursuant to Environmental, Health and Safety Laws, including any relating to onsite or offsite releases or threatened releases of Hazardous Materials, substances or wastes, personal injury, property damage or natural resources damage.

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(r)          Taxes. The Seller has properly completed and duly and timely filed in correct form with the appropriate United States, state, and local governmental agencies all tax returns and reports required to be filed with respect to the Purchased Assets before the Closing Date. All taxes owed by the Seller with respect to the Purchased Assets (whether or not shown on any tax return) have been timely paid. The Seller has made all withholdings of tax required to be made and has paid such withholdings to the appropriate United States, state, or local government agencies. The Seller is not a party to any pending action or proceeding, nor to the knowledge of the Seller, is there threatened an action or proceeding, by any governmental authority for assessment or collection of taxes with respect to the Purchased Assets, and the Seller has not been notified by any governmental authority that an audit or review of any tax matter with respect to the Purchased Assets is contemplated. No claim has ever been made by an authority in a jurisdiction where the Seller does not file tax returns that it is or may be subject to taxation by that jurisdiction or that it must file a tax return. There are no Encumbrances on the Purchased Assets with respect to taxes. The Seller has not waived (or is subject to a waiver of) any statute of limitations in respect of taxes with respect to the Purchased Assets or has agreed to (or is subject to) any extension of time with respect to a tax assessment or deficiency with respect to the Purchased Assets.

(s)          Relationships with Customers and Suppliers.

(i)          Schedule 7(s)(i) sets forth a true, accurate, and complete list of (A) the ten (10) largest customers of the Seller (by dollar amount of sales) for the Seller’s current fiscal year (to date) and the percentage of sales attributable to such customer; (B) the ten (10) largest customers of the Seller (by dollar amount of sales) for the Seller’s most recent fiscal year and the percentage of sales attributable to such customer; (C) the greater of (I) the ten (10) largest suppliers of the Seller or (II) the suppliers of the Seller representing at least 80% of the amounts paid by the Seller to all suppliers, in each case measured by dollar amount of purchases for the Seller’s current fiscal year (to date) and the percentage of purchases attributable to such supplier; and (D) the greater of (I) the ten (10) largest suppliers of the Seller or (II) the suppliers of the Seller representing at least 80% of the amounts paid by the Seller to all suppliers, in each case measured by dollar amount of purchases for the Seller’s most recent fiscal year and the percentage of purchases attributable to such supplier.

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(ii)         Other than as set forth on Schedule 7(s)(ii), since January 1, 2012, (A) no customer of or supplier to the Seller has terminated or cancelled its relationship with the Seller; (B) to the Seller’s knowledge, no customer of Seller has indicated that it will stop, or decrease the rate of, buying materials, products or services from the Seller; and (C) to the Seller’s knowledge, no supplier to the Seller has indicated that it will stop, or decrease the rate of, supplying materials, products or services to the Seller.

(t)          Insurance. The Seller has maintained insurance with respect to the Purchased Assets and the operation of the Business under such coverage policies and in such amounts that would be in accordance with good industry practice.

(u)          Product Warranty. The Seller does not have any Liability for replacement or repair of products sold or delivered by the Seller, or other damages in connection therewith, except as required by Applicable Laws or pursuant to contractual commitments. No product sold, leased, distributed, delivered, or packaged by the Seller, in connection with the Transferred Contracts, is subject to any guaranty, warranty, or other indemnity other than the applicable guaranty, warranty or other indemnity set forth in the applicable Transferred Contract.

(v)          Certain Payments. Neither the Seller, nor any owner, member, director, officer, employee or agents of the Seller, has paid or caused to be paid, directly or indirectly, in connection with the Business to any government or agency thereof or any agent of any supplier or customer any bribe, kick-back or other similar payment that is, or could be deemed to be, a violation of the U.S. Foreign Corrupt Practices Act or any comparable Applicable Law of any other jurisdiction.

(w)          Brokers. No finder, broker, agent or other intermediary has acted for or on behalf of the Seller in connection with the transactions contemplated by this Agreement, and there are no claims for any brokerage commissions, finder’s fee or similar payment due from Seller in connection herewith.

(x)          Disclosure. This Agreement and the Schedules hereto, when taken as a whole with other documents and certificates furnished by the Seller to the Buyer, do not contain any untrue statement of material fact or omit any material fact necessary in order to make the statements therein not misleading.

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8.            Representations of the Buyer. The Buyer does hereby represent, warrant, and covenant to the Seller the following:

(a)          Organization and Good Standing. The Buyer is a limited liability company validly existing and in good standing under the laws of the State of Maryland.

(b)          Authorization; Binding Effect. The Buyer has the full power and authority to execute and deliver this Agreement and all documents and instruments specified in it and to perform its obligations under this Agreement and under such instruments and documents. The execution, delivery, and performance of this Agreement and all other documents and instruments specified herein have been duly authorized by all necessary action on the part of the Buyer. This Agreement constitutes a legal, valid, and binding obligation of the Buyer, fully enforceable against the Buyer in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the enforcement of creditors’ rights and the exercise of judicial discretion in accordance with general principles of equity.

(c)          No Breach. Neither the execution, delivery or performance of this Agreement by the Buyer, nor the consummation of the transactions contemplated herein will result in a breach or violation of, or default under, or conflict with, Buyer’s organizational documents or any law, rule, regulation, judgment, order, decree, mortgage, agreement, indenture, instrument or arrangement applicable to the Buyer.

(d)          Claims; Litigation. No claims, litigation, legal action, lawsuit, arbitration, governmental investigation or other legal or administrative proceeding or any order, decree or judgment is pending or, to the Buyer’s knowledge, threatened against the Buyer which could adversely affect the consummation of this transaction.

(e)          Brokers. No finder, broker, agent or other intermediary has acted for or on behalf of the Buyer in connection with the transactions contemplated by this Agreement, and there are no claims for any brokerage commissions, finder’s fee or similar payment due from Buyer in connection herewith.

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9.            Covenants.

(a)          Consents. The Seller shall, on and after the Closing Date, cooperate with the Buyer to obtain all written consents required to consummate the transactions contemplated hereby, including, without limitation, any consent required by the Buyer to assign the Transferred Contracts to the Buyer, and shall deliver to the Buyer copies, reasonably satisfactory in form and substance to counsel for the Buyer, of such written consents. Notwithstanding any provision in this Agreement to the contrary, neither this Agreement nor any agreement, instrument or other document executed in connection herewith shall constitute an agreement to sell, assign or transfer any Transferred Contract or any claim, right, benefit or obligation thereunder or resulting therefrom if a sale, assignment or transfer thereof, without the consent of, or notice to, a third party thereto, would constitute a breach or violation thereof and such consent or notice is not obtained or provided at or prior to the Closing.  If any such consent or notice shall not be obtained or provided at or prior to the Closing or if any attempted assignment would be ineffective or would impair the Buyer’s rights with respect to any of the Purchased Assets, then from and after the Closing, the Seller shall (A) continue to use its commercially reasonable efforts to obtain any such required consent and provide any required notice as promptly as possible; (B) use its commercially reasonable efforts to assure that the rights and benefits of the Seller under each Transferred Contract shall be preserved for, and provided to, the Buyer; (C) provide for the Buyer all benefits of, and all payments, revenue, and other consideration derived from, each Transferred Contract (all of which, the Seller shall deliver to the Buyer promptly following receipt by the Seller and, until delivery, shall be held by the Seller for the exclusive benefit of the Buyer); and (D) cooperate with the Buyer in any reasonable arrangement designed to provide such benefits, payments, revenue and other consideration to the Buyer. On and after the Closing Date, and until such consents to assignment have been obtained, the Seller (i) agrees to continue performance under the Transferred Contracts in accordance with their terms and conditions in the ordinary course of the Business; and, (ii) will not terminate, cancel, breach, or cause the termination, cancellation, or a breach, of the Transferred Contracts.

(b)          Further Assurances. From time to time and as and when requested by Buyer on the one hand and/or the Seller on the other hand, each Party shall cause the other Party to execute and deliver or cause to be executed and delivered all such documents or instruments of conveyance as one Party may deem necessary or desirable to consummate the transactions contemplated by this Agreement or to more effectively convey, assign, transfer, and deliver to the Buyer any of the Purchased Assets or assist in the collection or reduction or possession of any or all such Purchased Assets.

(c)          Non-competition and Non-solicitation.

(i)          Subject to the exceptions set forth in Section 9(c)(iii), the Seller agrees that, for a period of 12 months after the Closing Date, the Seller and its Affiliates shall not, within North America (the “Territory”):

(A)         Participate or engage in any business performing Data Center Services, whether directly or indirectly, as an director, officer, owner, member, stockholder, partner, proprietor, joint venturer, employee, consultant, independent contractor, agent or otherwise;

(B)         Solicit (directly or indirectly, for its own account, or for the account of others) orders for services or products of a kind or nature like or similar to the Data Center Services performed by the Business, or products sold by the Business, from any party that was a client or customer of the Business, or which the Business was soliciting to be its client or customer, during the twelve (12) month period preceding the Closing Date;

(C)         Hire, or solicit for employment, any individual who within the twelve (12) month period prior to such employment or solicitation, was an employee of the Buyer or the Business, or induce or attempt to induce any employee of the Buyer or the Business to terminate his or her employment with the Buyer or the Business, provided that with respect to Thomas Hardt and Michael Tiller, the restriction in this Section 9(c)(i)(C) will apply for a period of two years after the Closing Date;

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(D)         Urge any client or customer, or potential client or customer, of the Buyer or the Business to discontinue business, in whole or in part, or not to do business, with the Buyer or the Business.

(ii)         The Seller expressly acknowledges and agrees (A) that the restrictions set forth herein are reasonable, in terms of scope, duration, geographic area, and otherwise, (B) that the protections afforded to the Buyer hereunder are necessary to protect its legitimate business interests, and (C) that the agreement to observe such restrictions form a material part of the consideration for this Agreement. If any restriction set forth in this Section 9(c) is held by a court of competent jurisdiction to be unreasonable, unlawful or unenforceable with respect to one or more geographic areas, lines of business and/or months of duration, then the Seller agrees, and hereby submits, to the reduction and limitation of such restriction, and the Parties hereto do hereby expressly authorize any court of competent jurisdiction to enforce any such provision or portion thereof or to modify any such provision or portion thereof in order that any such provision or portion thereof shall be enforced by such court to the fullest extent permitted by Applicable Laws. Notwithstanding any of the foregoing, if any Applicable Law shall reduce the time period during which the Seller shall be prohibited from engaging in any competitive activity described in this Section 9(c), the period of time for which the Seller shall be prohibited from engaging in competitive activities pursuant to this Section 9(c) shall be the maximum time permitted by such Applicable Law. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Section 9(c) were not performed in accordance with their specific terms. Because the amount of damages that might be sustained by the Buyer resulting from or arising out of a breach of any provision of this Section 9(c) are uncertain and not ascertainable at this time, in the event of a breach or violation of the terms or conditions of this Section 9(c), the Buyer shall be entitled to damages in the amount of fifty percent (50%) of the Gross Margin received by the Seller or its Affiliates resulting from the breach or violation of this Section 9(c), provided that the maximum aggregate amount payable pursuant to this Section 9(c)(ii) shall be equal to the Purchase Price.

(iii)        Notwithstanding anything set forth in Section 9(c)(i) above, the Buyer acknowledges and agrees that:

(A)         the Seller or its Affiliates may, in the Territory, solicit orders for Data Center Services and products related thereto from, and provide Data Center Services and products related thereto to, those specific customers identified on Schedule 9(c)(iii);

(B)         the Seller or its Affiliates may provide Configuration Services and Fulfillment Services; and

(C)         pursuant to the Transition Services Agreement, Thomas Hardt and Michael Tiller shall be permitted to provide certain consulting services to the Seller from and after the Closing Date;

provided, however, that except with respect to the first customer specifically identified on Schedule 9(c)(iii), the Seller shall not (1) use the Navio software in the Territory during the period specified in the Navio License Agreement; or (2) engage Thomas Hardt or Michael Tiller to provide consulting services in the Territory in connection with the activities described in Sections 9(c)(iii)(A) and (B) above.

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(d)          Confidentiality. From and after the Closing Date, the Seller and each of the Seller’s Affiliates, owners, stockholders, members, officers, directors, employees or agents shall not, and shall cause each of their respective Affiliates not to, directly or indirectly, use for any purpose or disclose to any Person any confidential or proprietary information concerning the Purchased Assets, the Business, or the suppliers, vendors or customers of the Business, including information, whether written or otherwise, regarding the litigation, customers, customer lists, costs, prices, earnings, systems, operating procedures, prospective and executed contracts and other business arrangements, and sources of supply.

(e)          Employees. The Seller will use all reasonable best efforts to cause the employees currently employed by the Seller in connection with the Business to make available their employment services to the Buyer. On the Closing Date, the Buyer will offer at-will employment to those current employees of the Seller selected by the Buyer at wage or salary levels, as applicable, and with employee benefits as may be determined by the Buyer.

(f)          Public Statements. Except as may be publicly disclosed by the Buyer pursuant to its period reporting obligations, from and after the date of this Agreement neither the Seller nor any of its owners, members, officers, directors, employees or agents shall make any statement regarding the terms of this Agreement, issue a press release, make any public statement or otherwise release any information concerning the transactions contemplated by this Agreement without the prior written consent of Buyer.

(g)          Excluded Liabilities.  From and after the Closing, the Seller shall pay and discharge all of the Liabilities (including the Excluded Liabilities) of the Seller and the Business, other than the Assumed Liabilities, as and when the same shall or may become due or payable from time to time and in any event before default or delinquency.  Nothing in this Agreement shall create any implication, covenant, or commitment that the Buyer is a successor or successor-in-interest to the Seller or the Business.

(h)          Intellectual Property License. From and after the Closing Date, the Buyer shall license certain of the Transferred Intellectual Property to the Seller pursuant to a Software License Agreement, in the form of Exhibit C attached hereto (the “Navio License Agreement”).

(i)          Post-Closing Accounts Receivable. Notwithstanding any provision herein to the contrary, from and after the Closing Date, the Seller shall deliver to the Buyer immediately upon receipt all payments (whether in cash, checks or otherwise) received by the Seller or any of its Affiliates on account of or in connection with the Post-Closing Accounts Receivable, duly endorsed (in the case of checks) by the Seller to the order of the Buyer and otherwise in the form received. No such payments shall be deposited by the Seller in any deposit accounts maintained by the Seller or otherwise disposed of by the Seller. The Seller hereby acknowledges that, promptly following the Closing, the Buyer will, and the Seller shall promptly cooperate with the Buyer’s request to, notify all of the third parties to the Transferred Contracts that they should forward Post-Closing Accounts Receivable directly to the Buyer.

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(j)          Services of Steve Savage and Thomas Hardt. The Seller agrees and acknowledges that the employment of Steve Savage and Thomas Hardt with the Buyer, their respective provision of services to the Buyer and its customers, and any dealings of Steve Savage and Thomas Hardt on behalf of the Buyer with any customers or suppliers of the Seller, are not, and will not be construed to be, a breach or violation of the terms and conditions of any confidentiality, assignment of inventions, non-competition or other similar agreement between the Seller and either of Steve Savage or Thomas Hardt.

(k)          Assignment of Lease. On or before the Closing Date, the Seller shall assign the Transferred Lease to the Buyer, and the parties shall execute that certain Assignment of Lease by and among the Buyer, the Seller and the owner of the Premises (the “Lease Assignment”).

10.          Closing Deliveries. At Closing, the Parties shall deliver to each other the following:

(a)          Closing Deliveries of the Seller. The Seller shall deliver to the Buyer at Closing:

(i)          the Escrow Agreement, duly executed by the Seller;

(ii)         a Bill of Sale, in the form of Exhibit D attached hereto, duly executed by the Seller;

(iii)        an Assumption Agreement, in the form of Exhibit E attached hereto (the “Assumption Agreement”), duly executed by the Seller;

(iv)         a Transition Services Agreement, in the form of Exhibit F attached hereto (the “Transition Services Agreement”), duly executed by the Seller;

(v)          the Navio License Agreement, duly executed by the Seller;

(vi)         the written consent of each of the parties to the Transferred Contracts, consenting to the transfer and assignment thereof to the Buyer;

(vii)        the Lease Assignment, duly executed by the Seller;

(viii)      a consent of the Board of Managers of the Seller, or such other corporate documents evidencing the authorization of the transactions contemplated by this Agreement, in a form acceptable to counsel for the Buyer, duly executed by the Managers of the Seller; and

(ix)         such other documents, instruments or agreements as may reasonably be requested by the Buyer to effect the transactions contemplated by this Agreement.

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(b)          Closing Deliveries of the Buyer. The Buyer shall deliver to the Seller at Closing:

(i)          the Escrow Agreement, duly executed by the Buyer;

(ii)         the Closing Payment;

(iii)        a consent of the Member of the Buyer, or such other corporate documents evidencing the authorization of the transactions contemplated by this Agreement, in a form acceptable to counsel for the Seller, duly executed by the Member of the Buyer;

(iv)         the Assumption Agreement, duly executed by the Buyer;

(v)          the Transition Services Agreement, duly executed by the Buyer;

(vi)         the Navio License Agreement, duly executed by the Buyer; and,

(vii)        the Lease Assignment, duly executed by the Buyer.

11.          Indemnification.

(a)          Obligations. The Parties agree that the representations and warranties made in this Agreement shall survive Closing for a period of 15 months after the Closing Date (the “Survival Period”) and that each Party will indemnify and hold harmless the other Party from Losses arising out of or resulting from any breach or violation of any such representations and warranties or for any Liability arising as a result of such breach or violation during the Survival Period; provided, however, that the Survival Period for Sections 7(a) (Organization, Good Standing, Authority), 7(b) (Authorization; Binding Effect), 7(c) (No Breach), 7(d) (Consent), the first sentence of 7(e) (Purchased Assets), 8(a) (Organization, Good Standing, Authority), 8(b) (Authorization; Binding Effect), and 8(c) (No Breach) shall be indefinite and the Survival Period for Sections 7(r) (Environmental) and 7(s) (Taxes) shall be 60 days after the expiration of the applicable statute of limitations for claims related thereto. The covenants and agreements set forth in this Agreement shall survive for the period set forth therein and each of the Parties shall indemnify the other with respect to any Loss caused by its breach or violation thereof. In addition to the foregoing, the Seller agrees to indemnify the Buyer and its Affiliates from any Losses incurred by the Buyer resulting or arising from (1) the Excluded Assets; and (2) any other liability of the Seller other than the Assumed Liabilities, including the Excluded Liabilities; provided that the Seller shall only indemnify the Buyer and its Affiliates from any Losses incurred by the Buyer resulting or arising from Pre-Closing Customer Inventory Liabilities for a period of 12 months from the Closing Date. The Buyer agrees to indemnify and hold harmless the Seller for any Losses or obligations arising after the Closing Date relating to (1) the Purchased Assets acquired by the Buyer pursuant to this Agreement, and (2) the Assumed Liabilities.

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(b)          Claims. If any Party entitled to indemnification pursuant to Section 11(a) (each, an “Indemnified Party”) either asserts a claim (a “Direct Claim”), or becomes party to a claim, or receives notice of the assertion of any claim, from a third party (a “Third-Party Claim”) for which a Party to this Agreement may be required to provide indemnification under Section 11(a) (an “Indemnifying Party”), the Indemnified Party shall promptly notify the Indemnifying Party in writing of the Third Party Claim or Direct Claim, which notice shall set forth the obligation with respect to which the Third Party Claim or Direct Claim is made, the facts giving rise to and the alleged basis for such Third Party Claim or Direct Claim and, if known, the amount of liability (a “Claims Notice”). The failure to give a Claims Notice shall not relieve the Indemnifying Party of any liability hereunder, except to the extent prejudiced thereby and provided that the Indemnified Party has made the Third-Party Claim or Direct Claim, as the case may be, within the Survival Period.

(c)          Third Party Claims.

(i)          If within thirty (30) days after receiving a Claims Notice, the Indemnifying Party notifies the Indemnified Party in writing that it accepts the tender of the Third Party Claim and intends to defend against such Third Party Claim without reservation of rights against the Indemnified Party, all at the Indemnifying Party’s own cost and expense, then counsel for the defense shall be selected by such Indemnifying Party. Each Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel.

(ii)         The Indemnifying Party shall have the right, with the consent of each respective Indemnified Party, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to Third Party Claims which are susceptible to being settled, provided the obligations of the Indemnifying Party to indemnify the Indemnified Party therefore will be fully satisfied. An Indemnifying Party will not enter into any settlement of any Third Party Claim if pursuant to or as a result of such settlement, such settlement would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.

(iii)        If a Claims Notice is not given, or if a diligent good faith defense is not being or ceases to be conducted in the reasonable opinion of the Indemnified Party, the Indemnified Party shall have the right to undertake the defense of (with counsel selected by the Indemnified Party), and shall have the right to compromise or settle (exercising reasonable business judgment), such claim; provided that such settlement shall not include injunctive relief or equitable relief without the written consent of the Indemnifying Party, which shall not be unreasonably withheld.

(d)          Limitations. The Buyer shall have the right to set off and deduct from the Holdback Amount (i) the amount of Losses payable by the Seller to the Buyer pursuant to Section 11(a), and (ii) the cost of any Warranty Claims. Notwithstanding any provision of this Agreement to the contrary, (x) except in the case of fraud or intentional misrepresentation, neither Party shall be responsible for any Losses due to a breach of a representation or warranty in excess of the Holdback Amount, and (y) the Seller shall not be liable for indemnification with respect to any Loss for a breach of a representation or warranty until the aggregate amount of all of the Buyer’s Losses exceeds $20,000, in which event the Seller shall be liable for all such Losses from the first dollar. Except as set forth in clause (x) above, the Holdback Amount shall be the exclusive remedy available under this Agreement in connection with any Losses for a breach of a representation or warranty set forth herein.

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(e)          Customer Owned Inventory Claims. If the Buyer or any customer of the Business asserts any claim for Pre-Closing Customer Inventory Liabilities, the Buyer will provide all information reasonably requested by the Seller and in the Buyer’s possession related to such claim, including any information received by the Buyer from the relevant customer. The Buyer will request from the relevant customer any additional information reasonably requested by the Seller. The Seller shall have the right and reasonable opportunity to investigate and contest any such claim. The Parties shall evaluate in good faith all available information and documentation, including the relevant audit trail (i.e., the record of all transactions with respect to the relevant Transferred Customer Owned Inventory showing any movement of such relevant Transferred Customer Owned Inventory from the date of receipt to the date of such claim), to reasonably determine whether the claimed Pre-Closing Customer Inventory Liabilities actually occurred or arose before or after the Closing Date. The obligations set forth in this Section 11(e) shall survive Closing for 60 days after the expiration of the applicable statute of limitations for claims related to Pre-Closing Customer Inventory Liabilities.

12.           Effect of Due Diligence by Buyer. Notwithstanding any knowledge of, or information, investigation or audit conducted by, the Buyer (or any of its agents or representatives) prior to the Closing, the Buyer shall be entitled to rely upon the representations, warranties, covenants, and agreements of the Seller that are set forth in this Agreement, including in the Disclosure Schedules attached hereto, and such representations, warranties, covenants, and agreements shall not be deemed to have been waived, qualified, limited or otherwise affected by any such information, investigation or audit, or any knowledge attributable to the Buyer (or any of its agents or representatives).

13.           Expenses. The Buyer and the Seller shall each pay its own expenses incurred in connection with this Agreement and the transactions contemplated herein, whether or not the transactions contemplated herein are actually consummated.

14.           Sales Tax. Any sales or transfer tax due as a result of the transactions contemplated by this Agreement shall be paid by the Seller to the appropriate tax authorities or agencies.

15.           Governing Law. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement will be governed by the laws of the State of Delaware without reference to any conflict of laws rules.

16.         Entire Agreement. This Agreement, all Exhibits and Schedules attached hereto, and any other documents to be executed in connection herewith, contain the entire, complete, and integrated agreement among the Parties with respect to the subject matter hereof, and supersede any prior or contemporaneous understandings, agreements or representations by or among the Parties, written or oral, express or implied, which may have related to the subject matter hereof in any way.

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17.           Amendment. This Agreement may be amended, modified or supplemented only by a written instrument signed by the Parties.

18.           Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties hereto; provided that the Buyer shall be permitted to assign this Agreement and all of the Buyer’s rights, interest, and liabilities hereunder to an Affiliate of the Buyer.

19.           Waiver. Any waiver of a Party’s rights under this Agreement may only be made by a writing signed by the Party waiving such rights and the failure of any Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

20.           Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Laws, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Laws, such provision will be deemed severable and ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the transaction contemplated hereby is adversely affected thereby.

21.           Waiver of Bulk Sales Act. The Parties hereby waive compliance with the bulk sales law and any other similar Applicable Laws in respect of the transactions contemplated by this Agreement. The Buyer shall have the right to offset against any amounts due to the Seller under this Agreement and to otherwise be indemnified by the Seller for any amounts due as a result of liabilities, damages, costs, and expenses resulting from or arising out of the Seller’s failure to comply with any such laws in respect of the transactions contemplated by this Agreement.

22.           Notices. All notices, requests, demands, and other communications under this Agreement to the Parties shall be in writing and shall be personally delivered or sent by commercial courier, nationally recognized next-day delivery service, email (with the original by mail) or certified or registered mail, return receipt requested and postage prepaid, to the following addresses:

Seller:	Arvato Digital Services LLC
1700 Broadway, 26th Floor
New York, NY 10019
Attention: Lee Noriega, Vice President, Legal Affairs
Email: lee.noriega@arvatousa.com

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With a copy to:	Hanson Bridgett LLP
(which shall not constitute notice)	425 Market Street, 26th Floor
San Francisco, CA 94105
Attention: Leslie A. Keil
Email: lkeil@hansonbridgett.com

Buyer:	VTC, L.L.C.
7226 Lee DeForest Drive
Suite 104
Columbia, Maryland 21046
Attention: Anthony Angelini, Chairman and Secretary
Email: aangelini@totalsitesolutions.com

With copies to:	Fortress International Group, Inc.
(which shall not constitute notice)	7226 Lee DeForest Drive
Suite 104
Columbia, Maryland 21046
Attention: Anthony Angelini, Chief Executive Officer
Email: aangelini@totalsitesolutions.com

Miles & Stockbridge P.C.
100 Light Street
Baltimore, Maryland 21202
Attention: Christopher R. Johnson
Email: cjohnson@milesstockbridge.com

Any Party may change its address for purposes of this Section 22 by giving all the other Parties notice of the new address in the manner set forth herein. Any notice given as set forth herein shall be deemed to be received on the earlier of actual receipt or three (3) business days after being sent.

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23.           Interpretation. Unless the express context otherwise requires: (a) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (c) the terms “Dollars” and “$” mean U.S. dollars; (d) references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement; (e) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (f) references herein to any gender shall include each other gender; (g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 23 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; (h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity; (i) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (j) the word “or” shall be disjunctive but not exclusive; (k) references herein to any Applicable Law shall be deemed to refer to such Applicable Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder; (l) references herein to any contract mean such contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any contract listed on any schedule hereto, all such amendments, supplements or modifications must also be listed on such schedule; (m) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties to this Agreement; and (n) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

24.           Remedies. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled to preliminary and/or permanent injunction, specific performance of the terms hereof, or other equitable relief, without prejudice to any other rights and remedies that the Parties may have for a breach of this Agreement at law or in equity.

25.           Counterparts. This Agreement may be executed simultaneously in multiple counterparts, none of which need contain the signatures of all Parties, each of which will be deemed to be an original copy of this Agreement, and all of which together will be deemed to constitute one and the same agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the Parties hereto.

26.           Electronic Delivery. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission (“Electronic Delivery”) shall constitute effective execution and delivery of this Agreement as to the Parties, stall be treated as an original agreement and signature pages thereof for all purposes, and shall be deemed to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto, each other Party hereto shall re-execute original forms thereof and deliver them to all other Parties. No Party hereto shall raise the use of such Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery, as a defense to the formation of a contract and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

- Signatures appear on the following page –

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

ARVATO DIGITAL SERVICES LLC

By:
Name:
Title:

By:
Name:
Title:

VTC, L.L.C.

By:
Name:
Title:

- Signature page to Asset Purchase Agreement

Exhibit A

Defined Terms

When used in this Agreement, the following terms shall have the following meanings:

(a)          “Affiliate” shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question. For purposes of determining whether a Person is an Affiliate, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, contract or otherwise.

(b)          “Applicable Laws” shall mean any law, statute, ordinance, code, rule, regulation, standard, ruling, decree, judgment, award, order or other requirement of any Governmental Authority that is applicable to the Seller, the Business, or the properties, assets or rights of the Seller (including the Purchased Assets).

(c)          “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the State of Maryland are authorized to close.

(d)          “Configuration Services” shall mean the configuration of IT Equipment, consisting of changing/loading applications or systems software, customizing memory or storage capacities, installing network cards, adding accessories such as keyboards, and custom external packaging/skins; testing of IT Equipment in accordance with client requirements, including hardware power-up testing, diagnostics and software boot testing and other substantially similar services (other than Data Center Services) related to individual items of IT Equipment.

(e)          “Customer Owned Inventory” shall mean all raw materials, work-in-progress, finished goods, parts, supplies, components, and other inventories owned by a customer of the Business and held by the Seller on behalf of, for the benefit of or in trust for such customer pursuant to a Transferred Contract.

(f)          “Data Center Services” shall mean custom rack layout design, configuration, and supply for large enterprise IT solutions, consisting of large banks of computer servers and digital information storage and networking equipment, with custom cabling, power and cooling, in each case, within data center racks and/or mobile or containerized data centers; testing and deployment, including onsite installation and network set-up, of completed data center racks and/or mobile or containerized data centers.

(g)          “Employees” shall mean all current employees of the Seller.

(h)          “Encumbrance” shall mean any interest of any Person, including any right to acquire, option, right of preemption, or any mortgage, lease, charge, pledge, lien, encumbrance, assignment, hypothecation, security interest, title retention, claim, covenant, condition, easement or any other security agreement or arrangement or any restriction of any kind or character.

(i)          “Environmental, Health and Safety Laws” shall mean any law, statute, regulation, rule, order, consent, decree or governmental requirement that relates to or otherwise imposes liability or standards of conduct concerning (i) Hazardous Materials or discharges or releases of any Hazardous Materials into air, water or land, including the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1978, as amended, the Clean Water Act, the Clear Air Act, and any other similar federal, state or material local statutes; or (ii) the provision of safe and healthful working conditions and the reduction of occupational safety and health hazards, including the Occupational Safety and Health Act of 1970, as amended, and any other similar federal, state or material local statutes.

(j)          “Escrow Agent” shall mean Wilmington Trust, National Association.

(k)          “Escrow Agreement” shall mean that certain Escrow Agreement, to be executed by the Parties and the Escrow Agent, in substantially the form attached hereto as Exhibit G.

(l)          “Fulfillment Services” shall mean, other than Data Center Services, fulfillment, warehousing, kitting and/or packaging of IT Equipment, software, and accessories into custom bundles, forward distribution of products, and returns and reverse logistics.

(m)          “Governmental Authority” shall mean any government or state (or any subdivision thereof), whether domestic, foreign or multinational, or any agency, authority, bureau, commission, department or similar body or instrumentality thereof, or any governmental court or tribunal.

(n)          “Gross Margin” shall mean the amount of the gross revenue received by the Seller or its Affiliate in connection with, related to or resulting from a breach of Section 9(c), less the amount of the Seller’s actual cost of direct labor and direct materials related to the services or products sold in violation of Section 9(c).

(o)          “Hazardous Materials” shall mean any (i) “hazardous waste” and/or underground storage tank as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time, and regulations promulgated thereunder; and (ii) “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder; (iii) “hazardous material” as defined by the Hazardous Materials Transportation Act, as amended from time to time, and regulations promulgated thereunder; and shall include asbestos, PCBs, petroleum products and urea-formaldehyde (in situations where considered hazardous or toxic); and (iv) other chemical, material or substance that is prohibited, limited or regulated by any governmental or regulatory authority under any Environmental, Health and Safety Law.

(p)          “Holdback Amount” shall mean an amount equal to $375,000.

(q)          “IFRS” shall mean International Financial Reporting Standards.

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(r)          “Intellectual Property” shall mean all (i) trademarks, service marks, trade dress, logos, trade names, domain names and corporate names used in the Business, together with all translations, adaptations, derivations, and combinations thereof, and all applications, registrations and renewals in connection therewith; (ii) copyrightable works and all copyrights related to the Business, and all applications, registrations and renewals in connection therewith; (iii) trade secrets and confidential business information of the Business (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (iv) computer software used in the Business (including data and related documentation); (v) source code related to the Navio software; (vi) other proprietary and intangible rights used in the Business; (vii) copies and tangible embodiments thereof (in whatever form or medium); and (viii) goodwill associated with any of the foregoing.

(s)          “Inventory” means all raw materials, work-in-progress, finished goods, supplies, spare parts, and other inventories related to the Business, including all such items (i) located at the Premises or other facilities of the Seller; (ii) in transit from suppliers of the Business; (iii) held for delivery by suppliers of the Business; or (iv) held on consignment by third parties.

(t)          “License Agreements” means all licenses, sublicenses and other agreements by or through which other Persons, including the Seller’s Affiliates, grant the Seller exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted.

(u)          “IT Equipment” shall mean servers, desktops, notebooks, hard drives, digital information storage, networking equipment, power supplies, and peripherals.

(v)          “To the knowledge,” “known by,” “known” or “knowledge” (and any similar phrase) with respect to the Seller shall mean the actual knowledge of those Persons identified on Exhibit H attached hereto, and the knowledge that any such Person could be expected to discover or otherwise become aware of in the course of conducting a reasonable investigation.

(w)          “Liabilities” shall mean any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, judgment, deficiency, cost, expense (including reasonable attorneys’ fees), assessment, fee, interest payment, penalty, disbursement, obligation or responsibility, whether known or unknown, asserted or unasserted, due or to become due, obsolete, accrued, absolute, liquidated or unliquidated, contingent or fixed, consequential or special, secured or unsecured, determined or undeterminable.

(x)          “Loss” or “Losses”  means all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees.

(y)          “Permitted Encumbrances” means (i) Encumbrances for taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business and which (A) would not constitute an event of default under, or breach of, the Transferred Lease or a Transferred Contract and (B) could not reasonably be expected to materially adversely affect the Purchased Assets, and (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities which are not violated in any material respect by the current use, operation or occupancy of the Premises.

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(z)          “Person” shall mean and include an individual, association, limited liability company, partnership, corporation, trust, other incorporated or unincorporated organization and any governmental entity or any department or agency thereof.

(aa)         “Post-Closing Accounts Receivable” shall mean any trade accounts receivable, notes and other receivables, refunds and other rights of payment arising under the Transferred Contracts on or after the Closing.

(bb)         “Pre-Closing Accounts Receivable” shall mean (a) any trade accounts receivable, notes and other receivables, refunds, and other rights to payment arising under the Transferred Contracts prior to Closing; and (b) any other account or note receivable related to the Business, together with, in each case, the full benefit of any security interest of the Seller therein; provided that Pre-Closing Accounts Receivable shall not mean Customer Prepaid Amounts.

(cc)         “Premises” shall mean those parcels of real property leased by the Seller in connection with the Business, located at 110 East Old Settlers Boulevard Suite 100, Round Rock, Texas 78664 and 590 Greenhill Drive, Round Rock, Texas 78664.

(dd)         “Purchase Price Adjustment” shall mean the value of all Purchased Inventory as determined in accordance with Exhibit B (it being understood that if a principle, rule or procedure in Exhibit B is not in accordance with IFRS, such principle, rule or procedure shall nevertheless be followed in the valuation of the Purchased Inventory), plus the Assumed Prepaid Amounts, less the value of the Assumed Liabilities other than the Assumed Prepaid Amounts (which will include all rental payments that may become due under the Transferred Lease for the remaining term thereof and the amount of all payments due during the remaining term of all Transferred Contracts), less the amount of any Customer Prepaid Amounts.

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